EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 5 to Registration Statement on Form S-11 of our reports dated March 31, 2005, except for footnote 15, as to which the date is October 1, 2005 and footnote 17, as to which the date is March 28, 2006, relating to the financial statements of Behringer Harvard REIT I, Inc. and March 31, 2005 relating to the financial statements of the tenant-in-common interest holders of the Colorado Building, which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
April 23, 2007